Exhibit 23.1

Date: December 24, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Computron, Inc

We hereby consent to the inclusion in this Registration Statement (the “Registration Statement”) on Form S-1 of Computron, Inc (the “Company”) of our report, dated November 5, 2014, with respect to our audit of the financial statements of the Company as of September 30, 2014 and the results of its operations and cash flows for the period of inception (August 22, 2014) through September 30, 2014, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A. (Isr)

Jerusalem, Israel